Exhibit F


                                      October 28, 1996




Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

        Re:    Northeast Utilities
               The Connecticut Light and Power Company
               Western Massachusetts Electric Company
               Holyoke Water Power Company
               Public Service Company of New Hampshire
               North Atlantic Energy Corporation
               File No. 70-8875


Ladies and Gentlemen:

        I am Assistant General Counsel of Northeast Utilities Service Company ("NUSCO"), a service company affiliate of Northeast Utilities ("NU"). I have acted as counsel to NU, The Connecticut Light and Power Company ("CL&P"), Western Massachusetts Electric Company ("WMECO"), Holyoke Water Power
Company ("HWP"), Public Service Company of New Hampshire ("PSNH") and North Atlantic Energy Corporation ("NAEC"); (collectively, the "Applicants") in connection with the transactions contemplated by the application/declaration, as amended, in the above referenced file (the "Application"). This opinion is given to you with respect to such transactions pursuant to your Instructions as to Exhibits to applications and declarations filed on Form U-1. Except as otherwise defined herein, terms used herein shall have the meanings given them in the Application.

        In connection with this opinion, I have reviewed or caused to be reviewed the Application and the exhibits thereto, the Applicants' charter documents, as amended to the date of this opinion, the proceedings of their shareholders and boards of directors to date and such other papers, documents and records, and have made or caused to be made such examination of law, as I deemed relevant and necessary in order to give this opinion. I have assumed that in respect of the Application an appropriate order of the Commission under the Public Utility Holding Company Act of 1935 will be issued and all actions of the Applicants will be in conformity therewith.

        The opinions set forth herein are qualified in their entirety as follows: (a) every opinion rendered herein is expressly subject to the consummation of such transactions in accordance with the Application using documents substantially similar to those filed with the Application, (b) no opinion is expressed as to any laws other than the federal laws of the United States and the laws of the States of Connecticut and New Hampshire and of the Commonwealth of Massachusetts; (c) insofar as any opinion relates to the Declaration of Trust of NU or the Certificate of Incorporation or Bylaws of any other Applicant, I have assumed that Declaration of Trust and that Certificate and those Bylaws will not be amended between now and the time the transactions contemplated by the Application are consummated; and (d) no opinion is expressed as to the securities laws of any state.

        Based on and subject to the foregoing, I am of the opinion that:

        1. All state laws applicable to each of the transactions for which the Commission's approval is sought will have been complied with at the time each transaction is consummated.

        2. NU, WMECO and HWP is each validly organized and duly existing under the laws of the Commonwealth of Massachusetts; CL&P is validly organized and duly existing under the laws of the State of Connecticut; and PSNH and NAEC is each validly organized and duly existing under the laws of the State of New Hampshire.

        3. The Notes to be issued to banks and non-bank lending institutions by NU, CL&P, WMECO and PSNH, the commercial paper to be issued by NU, CL&P and WMECO, and the obligations to be issued on behalf of CL&P, WMECO, PSNH, HWP and NAEC through the Northeast Utilities System Money Pool pursuant to the terms of such Money Pool, when issued, sold or renewed, will be the valid and binding obligations of such Applicants in accordance with their respective terms.

        4. Each Applicant participant in the Money Pool will legally acquire the appropriate interest in any obligation to be acquired by it from any other member of the Money Pool pursuant to the terms of such Money Pool.

        5. The consummation of the transactions for which the Commission's approval is sought will not violate the legal rights of the holders of any securities issued by any of the Applicants or any associate company of such Applicants.

        I note that the Massachusetts Department of Public Utilities has not approved loans from WMECO to PSNH, and thus, until such approval has been given, PSNH may not borrow through the Money Pool from funds contributed to the Money Pool by WMECO.

        I hereby consent to the use of this opinion in connection with the filing of the Application.

        I am a member of the Bar of the State of New York. As to matters involving the laws of other jurisdictions, I have made a study of such laws and consulted with lawyers employed by NUSCO who are admitted to the Bars of such other jurisdictions.


                                             Very truly yours,



                                             Jeffrey C. Miller
                                             Assistant General Counsel
                                             Northeast Utilities Service
Company





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